Exhibit 99.1

NEWS CORP REMAINS LISTED ON ASX

New York (January 9, 2014) – News Corp today noted the announcement by 21st Century Fox that it had initiated the process to pursue the removal of its full foreign listing on the Australian Securities Exchange (ASX) subject to the approval of the holders of its Class B Common Stock.

News Corp Chief Executive Robert Thomson said that it was important for shareholders to know that News Corp remains listed on the ASX and Australia continues to be a significant market for the company’s lines of business.

Following the separation of the old News Corporation into two distinct publicly traded companies last year, the new News Corp maintains major operations in Australia through its ownership of more than 120 publications in the country, HarperCollins Australia and Fox Sports Australia. News Corp also is majority owner of the Australian digital real estate services business, REA, and owns 50 per cent of Foxtel.

“We are proud of our Australian provenance. More than 30 per cent of News Corp’s revenue was generated from Australia last year,”* Mr. Thomson said. “I spent much of December in the country, speaking with some of our 9,000-plus employees and holding meetings to focus on our strategies for growth in the region.”

*	based on reported consolidated revenue for Fiscal Year 2013

###

About News Corp

News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, cable network programming in Australia, digital real estate services, book publishing, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corp are conducted primarily in the United States, Australia, and the United Kingdom. More information: www.newscorp.com.

Contacts:

Adam Suckling

News Corp Australia

+61 419 205 488 (mobile)

adam.suckling@news.com.au

Jim Kennedy

News Corp

212-416-4064

jkennedy@newscorp.com

@jimkennedy250